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Exhibit 99.1

NEWS RELEASE

Tenet Healthcare Corporation
Headquarters Office
3820 State Street
Santa Barbara, CA 93105
Tel 805.563.6855
Fax 805.563.6871
 http://www.tenethealth.com

Contacts:	Media: Investors:	Harry Anderson (805) 563-6816 Paul Russell (805) 563-7188 Diana Takvam (805) 563-6883

        SANTA BARBARA, Calif.—June 6, 2003—Tenet Healthcare Corporation (NYSE: THC) today issued the following statement:

        We have been informed by the U.S. Attorney's office in San Diego that a federal grand jury late Thursday afternoon returned an indictment against Barry Weinbaum, 49, the chief executive officer of Alvarado Hospital Medical Center Inc., an indirect subsidiary of Tenet. The 311-bed facility is located in eastern San Diego County.

        The charges apparently relate to payments under physician relocation agreements that were made more than four years ago in connection with a group practice that included Paul Ver Hoeve, a San Diego physician who was convicted of felony Medicare fraud in an unrelated case in 2001. Weinbaum, who has served as Alvarado's chief executive officer for 12 years, described the allegations as absolutely false and said he would vigorously defend himself in court. The company said it believes that its Alvarado hospital subsidiary may be charged at a later date as a result of conduct alleged in this indictment.

        "We believe in the personal and professional integrity of Barry Weinbaum and we expect him and the hospital to be fully vindicated from these unfortunate allegations," said Trevor Fetter, Tenet's president and acting chief executive officer. "Barry has a demonstrated track record as a skilled, ethical and admired hospital administrator for many years. It's also important to keep in mind that these allegations apparently relate to claims by one disgraced physician and are no reflection on the hundreds of dedicated and ethical doctors who practice at Alvarado."

        Tenet had disclosed on Dec. 19, 2002, that federal agents acting with search warrants had removed records from two administrative offices at Alvarado. At that time, the company said, based on information in the search warrants, that the search was related to certain physician recruitment, relocation and consulting issues.

        Alvarado Hospital Medical Center has more than 600 affiliated physicians and treats more than 100,000 patients every year. Weinbaum has been Alvarado's chief executive officer since 1991 and has worked with Tenet or its predecessor companies for 25 years. He received a Bachelor of Arts degree in health sciences from Johns Hopkins University in 1977. Weinbaum has been a member of the Federation of American Hospitals Board of Governors, and is currently on the San Diego State University Dean's Advisory Panel and is a Board Member of the Hospital Council of San Diego and Imperial Counties.

        Ver Hoeve, the physician who is believed to have made the allegations against Weinbaum, referred fewer than 150 patients to Alvarado in the three years between 1995 and 1998. He gave up his admitting privileges at the hospital in 1998 before being indicted two years later on 64 felony Medicare fraud charges. Each of the charges against Ver Hoeve carried a statutory maximum sentence of five years in prison. To avoid a jail sentence, Ver Hoeve agreed in 2001 to provide information in return for a sentence of probation, community service and restitution of $50,000.

        During the mid-1990s, Ver Hoeve, an internist, practiced at a clinic in La Mesa, Calif. As is common in the hospital industry, Alvarado Hospital Medical Center assisted in recruiting and relocating additional physicians to the hospital's community, some of whom set up their practice at the La Mesa clinic. Recruitment and relocation of physicians is a customary and lawful activity engaged in by thousands of hospitals across the country. Such activity serves the vital purpose of ensuring that communities receive ready access to quality medical care.

        Tenet Healthcare Corporation, through its subsidiaries, owns and operates 114 acute care hospitals with 27,765 beds and numerous related health care services. Tenet and its subsidiaries employ approximately 115,000 people serving communities in 16 states. Tenet's name reflects its core business philosophy: the importance of shared values among partners—including employees, physicians, insurers and communities—in providing a full spectrum of health care. Tenet can be found on the World Wide Web at www.tenethealth.com.

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    Certain statements in this release may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's transition report on Form 10-K for the 7-month period ended Dec. 31, 2002 and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

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  Exhibit 99.1